EXHIBIT 99.1
T-Mobile Celebrates 5 Years as a Public Company with Record-Low Churn, Industry-Leading Customer Growth, and Strong Profitability

1.07% Postpaid Phone Churn; 1.4 Million Customer Net Additions; Strong Profitability with Net Income of $671M, Adjusted EBITDA of $3.0B, and EPS of $0.78

Customer Growth Expected to Lead the Industry Again:

•	1.4 million total net additions - 20th consecutive quarter with more than 1 million net adds

•	1.0 million total branded postpaid net additions - strength in wearables drives branded postpaid other additions

•	617,000 branded postpaid phone net additions - expect to lead industry for the 17th consecutive quarter

•	199,000 branded prepaid net additions

•	Record low 1.07% branded postpaid phone churn, down 11 bps year-over-year

Strong Financial Performance (all percentages year-over-year):

•	Service revenues up 6.5% to $7.8 billion - expect to lead industry for the 16th consecutive quarter

•	Total revenues up 8.8% to $10.5 billion - expect to lead industry for the 19th time in the past 20 quarters

•
Net income down 4% to $671 million and diluted earnings per share (EPS) of $0.78. Excluding after-tax spectrum gains in Q1 2017 of $23 million and certain net tax benefits related to a valuation allowance release recognized in Q1 2017 of $270 million, net income and EPS increased $266 million and $0.30, respectively.

•	Adjusted EBITDA(1) up 10.8% to $3.0 billion - up 12.4% excluding $37.0 million of spectrum gains in Q1 2017

•	Net cash provided by operating activities(3) up 27% to $770 million

•	Free Cash Flow(1)(3) up 261% to $668 million

Deploying Spectrum and Densifying Network to Improve and Broaden Coverage:

•	T-Mobile now covers 322 million people with 4G LTE — targeting 325 million people by year-end 2018

•	Aggressive deployment of 600 MHz in Q1 2018, augmenting existing low-band capabilities on 700 MHz

•	17 quarters in a row with the fastest LTE network

Continued Strong Outlook for 2018:

•	Increased target for branded postpaid net customer additions of 2.6 to 3.3 million

•	Net income is not available on a forward looking basis(2)

•	Increased Adjusted EBITDA target of $11.4 to $11.8 billion including leasing revenues of $0.6 to $0.7 billion(1)

•	Unchanged target of cash purchases of property and equipment, excluding capitalized interest, of $4.9 to $5.3 billion. This includes expenditures for 5G deployment

•
Three-year compound annual growth rates (CAGRs) for Net cash provided by operating activities and Free Cash Flow from FY 2016 to FY 2019 adjusted to 7% - 12% and unchanged at 46% - 48%, respectively(1) (3)

________________________________________________________________

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable financial items based on GAAP as of March 31, 2018 are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

(2)
We are not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

(3)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

BELLEVUE, Wash. - May 1, 2018 - T-Mobile US, Inc. (NASDAQ: TMUS) reported record results in the first quarter of 2018 with industry-leading customer growth, best-ever service revenues, strong profitability, and record-low postpaid phone churn.

Our formula is simple. We listen to customers and look to fix what they hate about this industry. Fourteen Un-carrier moves and millions of satisfied customers is proof our formula is working. The Un-carrier has rid the industry of two-year service contracts and punitive data overages, and ushered in an era of Unlimited rate plans. Simply put, T-Mobile changed wireless for good.

T-Mobile’s momentum continues into 2018 with record service revenues of $7.8 billion and our lowest ever postpaid phone churn of 1.07%. In Q1 2018, we again expect to lead the industry with more postpaid phone net additions than Verizon, Comcast, and AT&T combined. These incredible customer results have translated into industry-leading financial growth, as once again, T-Mobile is the only wireless provider to grow service revenues year-over-year. Meanwhile, both of our largest competitors have been unable to grow service revenues year-over-year for 13 straight quarters.

"Five years ago, we came together with MetroPCS and wireless has never been the same," said John Legere, CEO of T-Mobile. "Becoming a public company was monumental and accelerated our mission to change a stupid, broken, arrogant industry! 2018 started off with a bang, and T-Mobile just delivered industry-leading postpaid phone nets, record high service revenues, and record low postpaid phone churn, and our momentum continues!"

Customer Growth Expected to Lead the Industry Again
T-Mobile is all about giving more to our customers without asking more from them. Customers are continuing to respond to T-Mobile’s compelling offers such as T-Mobile ONE and Netflix on Us, and are coming to the Un-carrier in droves. In Q1 2018, more than 1.4 million customers joined T-Mobile capping off an incredible five-year winning streak.

	Quarter
(in thousands, except churn)	Q1 2018	Q4 2017	Q1 2017
Total net customer additions	1,433	1,854	1,142
Branded postpaid net customer additions	1,005	1,072	914
Branded postpaid phone net customer additions	617	891	798
Branded postpaid other customers additions	388	181	116
Branded prepaid net customer additions	199	149	386
Total customers, end of period (1)	74,040	72,585	72,597
Branded postpaid phone churn	1.07%	1.18%	1.18%

(1)
As a result of the acquisition of Iowa Wireless Services, LLC (IWS), we included an adjustment of 13,000 branded postpaid phone and 4,000 branded prepaid IWS customers in our reported subscriber base as of January 1, 2018. Additionally, as a result of the acquisition of Layer3 TV, we included an adjustment of 5,000 branded prepaid customers in our reported subscriber base as of January 22, 2018. Customer activity post acquisition was included in our net customer additions for Q1 2018.

•
Total net customer additions were 1.4 million in Q1 2018, bringing our total customer count to 74.0 million. Q1 2018 marked the 20th straight quarter in which T-Mobile generated more than 1 million total net customer additions.

•	Branded postpaid net customer additions were 1.0 million in Q1 2018, up 91,000 from Q1 2017.

•	Branded postpaid phone net customer additions were 617,000 in Q1 2018, which we expect will mark the 17th consecutive quarter in which T-Mobile has led the industry in this category.

•	Branded postpaid phone net customer additions decreased sequentially primarily due to seasonality.

•
Year-over-year, the decrease was due to more aggressive promotions and the launch of Un-carrier Next in Q1 2017 and increased competitive activity in the marketplace, partially offset by the growing success of T-Mobile for Business, continued growth in existing and Greenfield markets, and record churn performance.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Branded postpaid other net customer additions were 388,000 in Q1 2018, up 272,000 from Q1 2017, primarily driven by higher connected devices, specifically the Apple watch, and DIGITS, partially offset by higher deactivations from a growing customer base.

•
Branded postpaid phone churn was a record-low of 1.07% in Q1 2018, down 11 basis points from each of Q4 2017 and Q1 2017. These improvements were primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality, industry-leading customer service and the overall value of our offerings in the marketplace. Our customer care improvements included the lowest-ever calls per account and a record-high Net Promoter Score.

•
Branded prepaid net customer additions were 199,000 in Q1 2018, down 187,000 from Q1 2017 due to increased competitive activity in the marketplace and higher deactivations from a growing customer base, partially offset by a higher impact from the optimization of our third-party distribution channels in the prior period, and lower migrations to branded postpaid plans.

•	Branded prepaid churn was 3.94% in Q1 2018, down 6 basis points compared to Q4 2017 and 7 basis points compared to Q1 2017.

Strong Financial Performance
Our strong financial performance in Q1 2018 continues our record of successfully translating customer growth into industry-leading revenue growth and strong profitability. The increased outlook for 2018 reveals a continuation of this winning formula.

(in millions, except EPS)	Quarter			Q1 2018 vs. Q4 2018	Q1 2018 vs. Q1 2017
	Q1 2018	Q4 2017	Q1 2017
Total service revenues	$7,806	$7,757	$7,329	0.6%	6.5%
Total revenues	10,455	10,759	9,613	(2.8)%	8.8%
Net income	671	2,707	698	(75.2)%	(3.9)%
EPS	0.78	3.11	0.80	(74.9)%	(2.5)%
Adjusted EBITDA (1)	2,956	2,711	2,668	9.0%	10.8%
Cash purchases of property and equipment, including capitalized interest	1,366	921	1,528	48.3%	(10.6)%
Net cash provided by operating activities (2)	770	865	608	(11.0)%	26.6%
Free Cash Flow (2)	668	1,137	185	(41.2)%	261.1%

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable financial items based on GAAP as of March 31, 2018 are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

(2)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

•
Total service revenues increased 6.5% year-over-year to a record-high $7.8 billion, which is expected to mark the 16th consecutive quarter of leading the industry in year-over-year service revenue percentage growth.

•
Total revenues increased 8.8% year-over-year to $10.5 billion, which was driven by growth in branded postpaid and branded prepaid revenues and a higher contribution from equipment sales. This is expected to mark the 19th time in the last 20 quarters that T-Mobile has led the industry in total revenue percentage growth year-over-year.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•	Branded postpaid phone Average Revenue per User (ARPU) was $46.66, up 0.6% from Q4 2017 and down 1.8% from Q1 2017.

•
The sequential increase was primarily due to the positive impact from our T-Mobile ONE rate plans and the negative impact from hurricanes in the prior period, partially offset by a decrease in regulatory program revenues with the continued adoption of T-Mobile ONE tax inclusive plans and the $0.22 negative impact of the new revenue recognition standard.

•
The year-over-year decrease was primarily due to a decrease in regulatory program revenues from the continued adoption of T-Mobile ONE tax inclusive plans, dilution from promotions targeting families and new segments, as well as the negative impact from the adoption of the new revenue standard in Q1 2018, partially offset by the positive impact from our T-Mobile ONE rate plans.

•	For full-year 2018, we continue to expect branded postpaid phone ARPU to be generally stable compared to full-year 2017, excluding the impact from the new revenue recognition standard.

•	Branded prepaid ARPU was $38.90 in Q1 2018, up 0.9% from Q1 2017, primarily due to continued growth of MetroPCS customers who generate higher ARPU.

•
Net income decreased by 4% year-over-year to $0.7 billion and EPS decreased by $0.02 to $0.78 in Q1 2018, primarily due to certain tax benefits related to a valuation allowance and gains on the disposal of spectrum licenses that were recorded in Q1 2017. These were partially offset by a lower effective tax rate and a $71 million positive impact from the adoption of the new revenue recognition standard in Q1 2018.

•
Adjusted EBITDA increased by 10.8% year-over-year to $3.0 billion in Q1 2018. Excluding spectrum gains of $37 million in Q1 2017, Adjusted EBITDA increased by 12.4%. The positive impact to Adjusted EBITDA from the adoption of the new revenue standard was approximately $95 million in Q1 2018.

•	Cash purchases of property and equipment decreased by 10.6% year-over-year to $1.4 billion and included capitalized interest of $43 million in Q1 2018 and $48 million in Q1 2017.

•	Net cash provided by operating activities increased 26.6% year-over-year to $0.8 billion in Q1 2018.

•
Free Cash Flow increased 261.1% year-over-year to $0.7 billion in Q1 2018 due to higher net cash provided by operating activities, lower purchases of property and equipment, and higher proceeds related to our deferred purchase price from securitization transactions.

Deploying Spectrum and Densifying Network to Improve and Broaden Coverage
T-Mobile continues to increase and expand the speed and capacity of our network to better serve our customers. Our advancements in network technology and our spectrum resources ensure we can continue to increase the breadth and depth of our network as the industry moves towards 5G.
Highlights from Q1 2018 included:

•
Operating America’s Fastest 4G LTE network. In Q1 2018, we were once again the nation’s fastest LTE network, realizing average 4G LTE download speeds of 32.1 Mbps, and average 4G LTE upload speeds of 12.0 Mbps. This was the 17th consecutive quarter that we have led the industry in both download and upload speeds.

•	Expanding our coverage breadth. T-Mobile now covers 322 million people with 4G LTE. By the end of 2018, we are targeting to cover 325 million people.

•
Clearing and deploying 600 MHz spectrum. At the end of Q1 2018, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low band spectrum covering 328 million POPs. We expect to clear spectrum covering approximately 120 million POPs by year-end 2018 and target approximately 250 million POPs by year-end 2019. 600 MHz deployments continue at an accelerated pace with spectrum covering 823 cities and towns in 31 states already lit up. Combining 600 MHz and 700 MHz, we have deployed low band spectrum to nearly 285 million POPs.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Introducing 5G across 600 MHz and millimeter wave spectrum. In addition to building out 5G on 600 MHz, T-Mobile will be bringing 5G to 30 cities in 2018 using both 600 MHz and millimeter wave spectrum. The network will harness 4G and 5G bandwidths simultaneously (dual connectivity) and will be ready for the introduction of the first 5G smartphones in the first half of 2019.

Stock Repurchase Program
In December 2017, our Board of Directors authorized a stock repurchase program for up to $1.5 billion of our common stock through December 31, 2018 (the “Stock Repurchase Program”). The Stock Repurchase Program does not obligate us to acquire any particular amount of common stock, and the Stock Repurchase Program may be suspended or discontinued at any time at our discretion. Repurchased shares are retired. During Q1 2018, we repurchased approximately 10.5 million shares of our common stock at an aggregate market value of approximately $666 million.

From the inception of our Stock Repurchase Program through April 27, 2018, we repurchased approximately 23.7 million shares of our common stock at an aggregate market value of approximately $1.5 billion.

During Q1 2018, Deutsche Telekom AG, our majority stockholder and an affiliated purchaser, purchased 3.3 million additional shares of our common stock at an aggregate market value of $200 million in the public market or from other parties, in accordance with the rules of the Securities and Exchange Commission ("SEC") and other applicable legal requirements. We do not receive proceeds from these purchases.

On April 27, 2018, our Board of Directors authorized an increase in the total stock repurchase program to $9.0 billion, consisting of the $1.5 billion in repurchases previously completed and for up to an additional $7.5 billion of repurchases of our common stock, allocated as up to $500 million of shares of common stock through December 31, 2018, up to $3.0 billion of shares of common stock for the year ending December 31, 2019 and up to $4.0 billion of shares of common stock for the year ending December 31, 2020, with any authorized but unutilized repurchase capacity for any of the foregoing periods increasing the authorized repurchase capacity for the succeeding period by the amount of such unutilized repurchase capacity. The additional $7.5 billion repurchase authorization is contingent upon the termination of the Business Combination Agreement with Sprint and the abandonment of the transactions contemplated under the agreement.

Continued Strong 2018 Outlook
In 2018, we expect postpaid net customer additions between 2.6 and 3.3 million, an increase from the prior target range of 2.0 to 3.0 million.

Net income is not available on a forward looking basis.

Adjusted EBITDA is expected to be between $11.4 and $11.8 billion, an increase from the prior target range of $11.3 to $11.7 billion. Our Adjusted EBITDA target includes leasing revenues of $0.6 - $0.7 billion, unchanged from the prior guidance. Including the estimated impact of the new revenue standard, Adjusted EBITDA is expected to increase by an additional $0.2 - $0.5 billion for a total guidance range of $11.6 - $12.3 billion.

Cash purchases of property and equipment, excluding capitalized interest, are expected to be between $4.9 and $5.3 billion, unchanged from the prior guidance. This includes expenditures for 5G deployment.

The adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to our deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. Please see the reconciliation of non-GAAP measures in this earnings release for details on the revised definition, which was applied retroactively to 2017.

The three-year CAGR guidance (2016 - 2019) for net cash provided by operating activities is expected to be 7% - 12%, compared to the previous guidance range of 16% - 18%. This change is due solely to reclassifications from the adoption of the new cash flow accounting standard. The three year CAGR guidance for Free Cash Flow is expected to be 46% - 48%, unchanged from the prior target range.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

In 2018, we expect the following impacts from the adoption of the new revenue accounting standard:

•	Service revenues $(0.2) - $(0.1) billion

•	Total revenues $0.3 - $0.5 billion

•	Operating expenses $(0.1) - $0.1 billion

•	Net income $0.2 - $0.4 billion

•	Adjusted EBITDA $0.2 - $0.5 billion

•	We expect postpaid phone ARPU to be negatively affected by changes in revenue allocation under the new accounting standard.

Financial Results
For more details on T-Mobile’s Q1 2018 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.t-mobile.com.

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We also intend to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 74.0 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q1 2018 Earnings Call, Livestream and Webcast Access Information
Access via Phone (audio only):

Date:	May 1, 2018
Time:	4:30 p.m. (EDT)
Call-in Numbers:	786-460-7205
International:	866-575-6534
Participant Passcode:	8474781

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Access via Social Media:
The @TMobileIR Twitter account will live-tweet the earnings call.

Submit Questions via Text, Twitter, or Facebook:

Text:	Send a text message to 313131, enter the keyword TMUS followed by a space
Twitter:	Send a tweet to @TMobileIR or @JohnLegere using $TMUS
Facebook:	Post a comment to John Legere’s Facebook Earnings post

Access via Webcast:
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 8474781.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinions, projections, guidance, strategy, store openings, position within the industry relative to its competitors, deployment of spectrum and expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," "outlook," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: adverse economic or political conditions in the U.S. and international markets; competition, industry consolidation, and changes in the market for wireless services could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third-party vendors' networks, information technology and data security; natural disasters, terrorist attacks or similar incidents; unfavorable outcomes of existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks; any disruption or failure of our third parties' or key suppliers' provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; the ability to make payments on our debt or to repay our existing indebtedness when due or to comply with the covenants contained therein; adverse change in the ratings of our debt securities or adverse conditions in the credit markets; changes in accounting assumptions that regulatory agencies, including the SEC, may require, which could result in an impact on earnings; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that the reset process under our trademark license with Deutsche Telekom results in changes to the royalty rates for our trademarks; and other risks described in our filings with the SEC. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Net income	$698	$581	$550	$2,707	$671
Adjustments:
Interest expense	339	265	253	254	251
Interest expense to affiliates	100	131	167	162	166
Interest income	(7)	(6)	(2)	(2)	(6)
Other (income) expense, net	(2)	92	(1)	(16)	(10)
Income tax expense (benefit)	(91)	353	356	(1,993)	210
Operating income	1,037	1,416	1,323	1,112	1,282
Depreciation and amortization	1,564	1,519	1,416	1,485	1,575
Stock-based compensation (1)	67	72	83	85	96
Other, net (2)	—	5	—	29	3
Adjusted EBITDA	$2,668	$3,012	$2,822	$2,711	$2,956

(1)	Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the condensed consolidated financial statements.

(2)
Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, depreciation and amortization expense, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile's ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of T-Mobile's ongoing operating performance and certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles ("GAAP").

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower obligations) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018
Short-term debt	$7,542	$522	$558	$1,612	$3,320
Short-term debt to affiliates	—	680	—	—	445
Long-term debt	13,105	13,206	13,163	12,121	12,127
Long-term debt to affiliates	9,600	14,086	14,586	14,586	14,586
Less: Cash and cash equivalents	(7,501)	(181)	(739)	(1,219)	(2,527)
Net debt (excluding Tower Obligations)	$22,746	$28,313	$27,568	$27,100	$27,951
Divided by: Last twelve months Net income	$1,679	$2,035	$2,219	$4,536	$4,509
Net Debt (excluding Tower Obligations) to last twelve months Net income	13.5	13.9	12.4	6.0	6.2
Divided by: Last twelve months Adjusted EBITDA	$10,493	$10,976	$11,109	$11,213	$11,501
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio	2.2	2.6	2.5	2.4	2.4
Net debt - Short-term debt, short-term debt to affiliates, long-term debt (excluding tower obligations), and long-term debt to affiliates, less cash and cash equivalents.

Free Cash Flow(1) is calculated as follows:

	Quarter
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Net cash provided by operating activities	$608	$1,106	$1,252	$865	$770
Cash purchases of property and equipment	(1,528)	(1,347)	(1,441)	(921)	(1,366)
Proceeds related to beneficial interests in securitization transactions	1,134	882	1,110	1,193	1,295
Cash payments for debt prepayment or debt extinguishment costs	(29)	(159)	—	—	(31)
Free Cash Flow	$185	$482	$921	$1,137	$668
Net cash provided by (used in) investing activities	$(416)	$(6,251)	$(345)	$267	$(462)
Net cash provided by (used in) financing activities	$1,809	$(2,175)	$(349)	$(652)	$1,000

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment of debt extinguishment costs. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

Free Cash Flow(1) three-year CAGR is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$2,779	$3,405	$3,855	7%	12%
Cash purchases of property and equipment	(4,702)	(5,100)	(5,400)	3%	5%
Proceeds related to beneficial interests in securitization transactions	3,356	6,195	6,195
Cash payments for debt prepayment or debt extinguishment costs	—	—	(50)
Free Cash Flow	$1,433	$4,500	$4,600	46%	48%

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Operating Measures to Branded Postpaid Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and Average Billings Per User (ABPU) and reconcile these measures to the related service revenues:

(in millions, except average number of customers, ARPU and ABPU)	Quarter
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$4,725	$4,820	$4,920	$4,983	$5,070
Less: Branded postpaid other revenues	(225)	(255)	(294)	(303)	(259)
Branded postpaid phone service revenues	$4,500	$4,565	$4,626	$4,680	$4,811
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	31,564	32,329	32,852	33,640	34,371
Branded postpaid phone ARPU (1)	$47.53	$47.07	$46.93	$46.38	$46.66

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$4,725	$4,820	$4,920	$4,983	$5,070
EIP billings	1,402	1,402	1,481	1,581	1,698
Lease revenues	324	234	159	160	171
Total billings for branded postpaid customers	$6,451	$6,456	$6,560	$6,724	$6,939
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	34,740	35,636	36,505	37,436	38,458
Branded postpaid ABPU	$61.89	$60.40	$59.89	$59.88	$60.14

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,299	$2,334	$2,376	$2,371	$2,402
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	19,889	20,131	20,336	20,461	20,583
Branded prepaid ARPU	$38.53	$38.65	$38.93	$38.63	$38.90

(1)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and related revenue to the "Branded postpaid other customers" category for the second quarter of 2017.
Average Revenue Per User (ARPU) - Average monthly service revenues earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Branded postpaid phone ARPU excludes mobile broadband and DIGITS customers and related revenues.
Average Billings per User (ABPU) - Average monthly branded postpaid service revenues earned from customers plus monthly equipment installment plan (EIP) billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's postpaid customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com